EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 16, 2007 (the “Effective Date”), by and between Lawson Products, Inc., a Delaware corporation (the “Company”) and Thomas Neri (the “Executive”).

1.       Term of Employment. The Company hereby employs Executive for a term of 3 years, commencing as of the Effective Date, unless sooner terminated by either party in accordance with the terms of Sections 4 and 5 below. The term of this Agreement will automatically extend for an additional year from year to year, unless either party provides written notice of non-renewal to the other party at least six months prior to the date of the expiration of the initial term or any extended term of this Agreement, or unless this Agreement is otherwise terminated pursuant to the provisions of Sections 4 and 5 of this Agreement.

2.         Position and Duties. During the term of this Agreement, Executive will serve as President and Chief Executive Officer of the Company, or in such other capacity mutually agreed between Executive and the Company by written amendment of this Agreement. Executive’s duties and authorities will consist of all duties and authority customarily performed and held by persons holding equivalent positions in companies similar in nature and size to the Company as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Company (the “Board”). Executive will report solely to the Board. Executive hereby acknowledges that he has a fiduciary responsibility and duty of loyalty to the Company hereunder. For so long as Executive remains employed, Executive shall, on a full-time basis, devote his best efforts and his entire business time, energy, attention, knowledge and skill solely and exclusively to advance the interests, products and goodwill of the Company. Executive shall diligently, competently and faithfully perform the duties assigned to him by the Company from time to time.

The duties and services to be performed by Executive hereunder shall be substantially rendered at the Company’s principal offices, except for travel on the Company’s business incident to the performance of Executive’s duties. Executive will not, without the written consent of the Board, which consent shall not be unreasonably withheld: (i) render service to others for compensation, or (ii) serve on any board or governing body of another entity. Executive may continue to serve on the Lake Forest High School Board of Education. If an outside activity subsequently creates a conflict with the Company’s business or prospective business, Executive agrees to cease engaging in such activity at such time. Executive will observe and adhere to all applicable written Company policies and procedures adopted from time to time, such as they now exist or hereafter are supplemented, amended, modified or restated.

3.	Compensation.

(a)       Base Salary. Executive will receive a base salary of $450,000 per annum (the “Base Salary”) as modified pursuant to the next sentence), payable in accordance with the Company’s customary payroll practices (including, but not limited, to practices regarding timing and withholding) as may be in effect from time to time during the term of this Agreement; provided, however, that an amount equal to the aggregate amount Executive would have been paid in Base Salary for the period April 16, 2007 to the end of the payroll period next ending after the date of execution of this Agreement, reduced by the actual aggregate base salary Executive was paid in such period, shall be paid to Executive in a lump sum no later than ten (10) days after the execution of this Agreement. The Base Salary will be subject to periodic review by the Compensation Committee of the Board (the “Committee”), and may be increased or decreased by the Committee at any time; provided, however, that Executive’s Salary may not be decreased to less than $450,000 per annum.

(b)       Bonuses. Executive will also be eligible for additional performance based compensation based upon Executive’s ability to meet or exceed the targeted expectations applicable to his position, as the Committee in its sole discretion determines with input from the Executive and in accordance with and subject to the terms of the Senior Management Annual Incentive Plan, or any other applicable performance based compensation plan or program. If Executive is determined to have met the threshold, target or stretch targets set, Executive will receive the following percentages of his then current Base Salary in bonus: (i) threshold - 50%; (ii) target - 100%; or (iii) stretch - 150%.

(c)       LTCAP. Executive will also be eligible to continue to participate (or continue participation) in the Lawson Products, Inc. Long-Term Capital Accumulation Plan (the “CAP”) as determined by the terms of the CAP and this Agreement, except as provided in Section 11(d). Executive’s CAP awards for 2007 and 2008 shall be granted as previously scheduled.

(d)       Equity Awards. Executive will be eligible for stock options, restricted stock, stock awards, phantom stock units, stock appreciation units, shareholder value appreciation rights, or other such equity-based compensation opportunities from time to time during his employment as determined in the sole discretion of the Committee (“Equity Awards”); provided such grants and awards shall be on a basis no less favorable than grants and awards made to other senior executives of the Company. To the extent so provided, such equity-based compensation shall be subject to the terms of any applicable equity-based compensation plan, program and/or agreement.

(e)       Benefit Plans. Executive shall receive the following standard benefits; provided, however, the Company may modify or terminate such benefits from time to time to the extent and on such terms as the Company modifies or terminates such benefits as provided to other officers:

(i)	coverage under Lawson’s group health plan on such terms as provided to other Company officers;
(ii)	long-term disability insurance coverage;
(iii)	group term life insurance with a death benefit amount of not less than $50,000, with additional double indemnity coverage;
(iv)	accidental death insurance;
(v)	participation in the Company’s 401(k) and profit-sharing retirement plans;

(vi)	four weeks annual vacation under the terms of the Company’s vacation policy for officers; and
(vii)	participation in the Company’s Executive Deferral Plan, if any.

The items in Sections 3(b), 3(c), 3(d) and 3(e)(i)-(vii) referred to above, and any other benefit plans in which Executive may participate pursuant to such plan’s terms, are collectively referred to herein as “Benefit Plans”.

(f)        Business Expenses. The Company will reimburse Executive for authorized business expenses necessarily and reasonably incurred on behalf of the Company and which are documented in accordance with the applicable Company expense reimbursement policies and procedures in effect from time to time with respect to employees of the Company. Executive will cause a summary of such expenses to be submitted to the Audit Committee of the Board annually.

(g)       Reimbursement. The Company shall reimburse Executive up to $15,000 for his reasonable costs and expenses of counsel incurred by Executive in connection with the review of this Agreement.

4.	Termination of Employment.

(a)       Termination for Cause. The Company may terminate Executive’s employment for “Cause”, where “Cause” means, as reasonably determined by the Company, any of the following:

(i)	violation by Executive of any agreement between Executive and the Company or any law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality;
(ii)

material breach or default of any of Executive’s duties or other obligations or covenants under this Agreement (except where such breach or default is due to Executive becoming Disabled (as defined in Section 4(c)) which shall be governed by Section 4(c)), which has not been cured within 30 days of written notice thereof to Executive;

(iii)	Executive’s gross negligence, dishonesty or willful misconduct;
(iv)	any act or omission by Executive which has a material adverse effect on the Company’s business, reputation, goodwill or customer relations;
(v)	conviction of or pleading nolo contendre to a crime by Executive (other than traffic related offenses);

(vi)	any act or omission by Executive which, at the time it occurs, is in material violation of any Company policy, such as they now exist or hereafter are supplemented, amended, modified or restated; or
(vii)	an act of fraud, embezzlement or the misappropriation of property by Executive.

The Company may terminate Executive’s employment under this Agreement for Cause (as defined above) at any time, and Executive’s termination for Cause will be effective immediately upon the Company mailing or transmitting written notice of such termination to Executive.

(b)       Termination Due to Death. Executive’s employment under this Agreement will terminate upon the death of Executive.

(c)       Termination Due to Disability. If Executive becomes “Disabled” as such term is defined under the Company’s long term disability insurance policy, the Company may terminate Executive’s employment. Executive agrees that if Executive becomes “Disabled”, Executive will be unable to perform the essential functions of Executive’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Executive’s termination due to Disability will be effective immediately upon Executive’s receipt of written notice of such termination from the Company. Such written notice shalt be deemed received, if mailed first class through the U. S. Postal System, three business days after mailing such written notice to Executive.

(d)       Termination Without Cause by the Company. The Company may terminate Executive’s employment without Cause upon written notice to Executive. Executive’s termination without Cause will be effective on the date of termination specified by the Company, but not prior to receipt of the written notice by Executive. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three business days after mailing such written notice to Executive.

(e)       Voluntary Termination by Executive. Executive may voluntarily terminate his employment upon 60 days written notice to the Company. The Company, at its sole discretion, may relieve Executive of his active duties at any time during the notice period. The Company may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Executive’s employment will terminate on the earlier termination date, and no pay in lieu of notice will be due.

(f)        Termination Due to Non-Renewal by Executive or the Company. Either Executive or the Company may terminate this Agreement by providing written notice of intent not to renew this Agreement, as described in Section 1 of this Agreement. Executive’s termination due to non-renewal will be effective at the end of the applicable initial or extended term in which notice is given.

(g)       Simultaneous Termination of Director/Officer Positions. Upon the effective date of termination of Executive’s employment, for any reason whatsoever, Executive will be deemed to have resigned from any office Executive may hold as a director and/or officer of the Company and any Company affiliate. The Company is hereby irrevocably authorized to appoint a nominee to act on Executive’s behalf to execute all documents and do all tasks necessary to effectuate this Section 4(g).

5.	Payments Due Upon Termination.

(a)       Payments Due Upon Termination for Cause by the Company, or Voluntary Termination by Executive. If the Company terminates Executive’s employment for “Cause” pursuant to Section 4(a) above, or Executive terminates his employment voluntarily pursuant to Section 4(e) above, the Company shall have no obligation to Executive, except:

(i)

the Company shall pay Executive no later than the next regularly scheduled payroll day any accrued and unpaid Base Salary and any accrued and unused vacation pay through the effective date of Executive’s termination;

(ii)	the Company shall pay Executive any additional payments, awards, or benefits, if any, which Executive is eligible to receive pursuant to the terms of any applicable Benefit Plans; and
(iii)	Executive shall be entitled to all post-employment benefits required under applicable law.

The payments set forth in Sections 5(a)(i)-(iii) are collectively referred to herein as “Accrued Compensation”.

(b)       Payments Due Upon Termination Without Cause by the Company. Except as provided in Section 5(c) below, if the Company terminates Executive’s employment without “Cause” pursuant to Section 4(d) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;
(ii)

the Company shall pay Executive in monthly installments commencing one month after the effective date of Executive’s termination at the rate of 100% of his then current Base Salary for the period which is the greater of two (2) years, or the remainder of the applicable initial term or extended term in which Executive is terminated (the “Severance Period”);

(iii)

the Company shall pay Executive in equal monthly installments commencing one month after the effective date of Executive’s termination for the Severance Period an amount equal to the bonus Executive received in the 365 day period prior to the effective date of Executive’s termination, if any, multiplied by a fraction, the numerator of which is the number of days from the beginning of the calendar year in which Executive’s termination occurs through the effective date of Executive’s termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

(iv)

Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependant coverage, at active employee rates, for two (2) years after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

During the Severance Period under this Section 5(b), Executive shall, upon request of the Company, make himself reasonably available on a limited basis from time to time to consult with the Company regarding the business affairs of the Company, not more than twenty-four (24) hours in any calendar quarter, and at times that do not interfere with Executive’s employment time commitments with any successor employer.

(c)       Payments Due Upon Termination Without Cause by the Company After A Change in Control. In lieu of the payments due under Section 5(b) above, in the event the Company terminates Executive’s employment without “Cause” pursuant to Section 4(d) above within 180 days following a Change in Control as defined in Section 7 below, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;
(ii)

the Company shall pay Executive an amount equal to two times Executive’s then current annual Base Salary, and two times the bonus Executive received in the 365-day period prior to the effective date of Executive’s termination, if any. Subject to Section 5(g), such amount shall be paid in a lump sum, to the extent it may be so paid without triggering taxes and other penalties under Section 409A of the Code (“409A Penalties”) no later than 30 days after the effective date of Executive’s termination, or to the extent such amount cannot be paid in a lump sum, it shall be paid in 24 equal monthly installments commencing one month after the effective date of Executive’s termination;

(iii)

Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependant coverage, at active employee rates, for two (2) years after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense; and

(iv)

all of Executive’s outstanding Equity Awards, if any, shall immediately vest upon the effective date of Executive’s termination to the extent not already vested, and Executive shall have at least 90 days to exercise any Equity Award that is subject to being exercised.

(d)       Payments Due Upon Termination Due to Death. If Executive’s employment is terminated due to death pursuant to Section 4(b) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;
(ii)

the Company shall pay to the beneficiary(ies) identified in writing by Executive from time to time an amount equal to (A) two times Executive’s then current annual Base Salary, plus (B) the Pro Rata Bonus (if any), in 24 equal monthly installments commencing one month after the date of Executive’s death; and

(iii)

Executive’s spouse and dependents shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, at active employee rates for dependent coverage, for two (2) years after the date of Executive’s death, and, thereafter, Executive’s spouse and dependents shall be eligible to exercise their rights to COBRA coverage with respect to such group health plan at their expense.

(e)       Payments Due Upon Termination Due to Disability. If the Company terminates Executive’s employment due to “Disability” pursuant to Section 4(c) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;
(ii)

the Company shall continue to pay Executive in monthly installments commencing one month after the effective date of termination: (A) for 12 months at the rate of 100% of his then current Base Salary; and (B) for 24 months thereafter at the rate of 60% of his then current Base Salary. The Company will be entitled to receive in payment from Executive or by taking a credit against the payments to be made under this Section 5(e)(ii) a sum equal to any Company provided long-term disability insurance benefit paid to or for the benefit of Executive during such 36 month period; and

(iii)

Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependent coverage, at active employee rates for five and one-half (5 ½) years after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

(f)        Payments Due Upon Termination due to Non-Renewal of this Agreement. If Executive or the Company terminates Executive’s employment pursuant to non-renewal of this Agreement pursuant to Sections 1 and 4(f) above, the effective date of Executive’s termination pursuant to such non-renewal shall be the last day of the applicable initial term or extended term in which notice is given. Prior to the effective date of Executive’s termination, Executive shall continue to be paid his Base Salary in accordance with the Company’s customary payroll practices (including, but not limited, to practices regarding timing and withholding) as may be in effect from time to time during the term of this Agreement. On or after the effective date of Executive’s termination, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;
(ii)

if the Company terminates Executive’s employment by providing notice of non-renewal on or after April 17, 2009: (A) the Company shall pay Executive in monthly installments commencing one month after the effective date of Executive’s termination for one (1) year at the rate of 100% of his Base Salary in effect immediately prior to such termination; and (B)Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i), including any spousal and dependant coverage, at active employee rates, for one (1) year after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

Notwithstanding the foregoing, if the effective date of a termination due to nonrenewal initiated by the Company occurs on or within 180 days following a Change in Control, the Company’s obligations to Executive shall be as set forth under Section 5(c) (in lieu of the obligations set forth in Section 5(f)).

(g)       Six (6) Month Delay. If, at the time Executive becomes entitled to payments and benefits under Section 5 of this Agreement (“Severance Payment”), Executive is a Specified Employee (as defined and determined under Code Section 409A), then, notwithstanding any other provision in Section 5 to the contrary, the following provision shall apply. No Severance Payment considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations issued thereunder and applicable guidance thereto (“Code Section 409A”) and not subject to an exception or exemption thereunder, shall be paid to Executive until the date that is six (6) months after Executive’s effective date of termination. Any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on the date that is six (6) months after Executive’s effective date of termination. Any Severance

Payment to which Executive is entitled to be paid after the date that is six (6) months after Executive’s effective date of termination shall be paid to Executive in accordance with the terms of Section 5.

(h)       Release. As a condition of receiving any and all payments and benefits (except Accrued Compensation) due to Executive (or if applicable, Executive’s beneficiaries and/or estate) pursuant to Section 5 of this Agreement and/or any Benefit Plans in the event of termination, Executive (or if applicable, Executive’s beneficiaries and/or estate) shall execute and deliver to the Company a general release of the Lawson Entities (as defined in Section 7) and its directors, officers, employees and agents from all claims of any kind whatsoever arising out of Executive’s employment or termination thereof in a form satisfactory to the Company.

6.	Indemnification.

(a)       During the term of this Agreement and thereafter throughout all applicable limitation periods, the Company shall provide Executive (including his heirs, personal representatives, executors and administrators) with such coverage, as will be generally available to senior officers of the Company under the Company’s then current directors and officers liability insurance policy at the Company’s sole expense.

(b)       In addition to the insurance coverage provided for in Section 6(a) above, the Company shall defend, hold harmless and indemnify Executive (and his heirs, personal representatives, executors and administrators) to the fullest extent permitted under applicable law, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of his having been an officer, director or employee of the Company (whether or not he continues to be an officer, director or employee of the Company at the time such expenses or liabilities are incurred), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements. The Company shall maintain bylaws authorizing such indemnification of Executive to the fullest extent permitted by law.

(c)       In the event Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section, the Company shall, to the fullest extent permitted under applicable law, advance all expenses (including the reasonable attorneys’ fees, related fees and expenses, judgments, fines and amounts paid in settlement (collectively “Expenses”)) incurred by Executive in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding. Executive agrees to reimburse the Company for the amount of all of the expenses actually paid by the Company to or on behalf of Executive in the event the Company determines that Executive is not entitled to indemnification by the Company for such expenses. Executive also agrees to assign to the Company all rights of Executive to insurance proceeds under any policy of directors and officers liability insurance to the extent of the amount of the expenses actually paid by the Company to or on behalf of Executive.

7.	Certain Definitions.

(a)       The term “Lawson Entities” shall mean the Company and any entity owned by the Company or related to or affiliated with the Company, directly or indirectly, in whole or in part, now or at any time during Executive’s employment with the Company and during the Restriction Period (as defined below), including, but not limited to, Assembly Component Systems, Inc., Cronatron Welding Systems, Inc., Drummond American Corporation, Automatic Screw Machine Products Company, C.B. Lynn Company, Lawson Products, Inc. (Ontario), Lawson Products de Mexico, Rutland Tool & Supply Company, and any other entity in which any one or more of them has an ownership interest at any time during Executive’s employment with the Company and during the Restriction Period whether such entity is in the United States or elsewhere.

(b)       The term “Restriction Period” means the period of time in which Executive is employed by the Company and a period of two (2) years after the effective date of Executive’s termination.

(c)	The term “Lawson Entities’ Products, Systems and Services” means:
(i)

the acquisition for and the distribution and sale of fasteners, parts, hardware, pneumatics, hydraulic and other flexible hose fittings, tools, safety items and electrical and shop supplies, automotive and vehicular products, chemical specialties, maintenance chemicals and other chemical products, welding products and related items, all as more particularly described in the Lawson Entities’ sales kits and manuals;

(ii)	the sale and distribution and the providing of systems and services related to the items described in Section 7.1(c)(i);
(iii)	the manufacture, sale and distribution of production and specialized parts and supplies described in Section 7.1(c)(i);
(iv)

the provision of just-in-time inventories of component parts described in Section 7.1(c)(1) to original equipment manufacturers and of maintenance and repair parts described in Section 7.1(c)(1) to a wide variety of users; and

(v)	the provision of in-plant inventory systems and of electronic vendor-managed, inventory systems to various customers, related to the items described in Section 7.1(c)(i).

(d)       The term “Competitive Products, Systems And Services” shall mean products, systems or services in existence or under development during Executive’s employment with the Company which are the same as or substantially similar to or functional equivalents of those of the Lawson Entities including, without limitation, those which are or may be provided to the Lawson Entities’ customers on behalf of the Lawson Entities by employees, agents, or sales representatives of the Lawson Entities.

(e)       The term “Confidential Information” shall mean all information, including, but not limited to, trade secrets disclosed to Executive or known by Executive as a consequence of or through Executive’s employment by the Company, concerning the products, services, systems, customers and Agents of the Lawson Entities, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information, including but not limited to the identity of employees and agents of the Lawson Entities, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences for the Company’s Products, Systems and Services; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, and which:

(i)	has not been made generally available to the public;
(ii)	is useful or of value to the current or anticipated business or research or development activities of the Lawson Entities, or of any customer or supplier of the Lawson Entities; and
(iii)	has been identified to Executive by the Lawson Entities as confidential, either orally or in writing.

Confidential Information shall not include information which:

(x)	is in or hereafter enters the public domain through no fault of Executive;
(y)	is obtained by Executive from a third party having the legal right to use and to disclose the same; or
(z)	was in the possession of Executive prior to receipt from the Lawson Entities (as evidenced by Executive’s written records predating the first date of employment with the Company).

Confidential Information also does not include Executive’s general skills and experience as defined under the governing law of this Agreement.

(f)        The term “Unauthorized Person Or Entity” shall mean any individual or entity who or which has not signed an appropriate secrecy or confidentiality agreement with the Lawson Entities, or is not a current or target customer with whom Confidential Information is shared in the mutual interest of that person or entity and the Lawson Entities.

(g)       For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)

any “person” or “group” of “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), other than Ronald B. Port and Roberta Washlow, or any of them and/or their respective spouses, children, heirs, assigns or affiliates (the “Port Group”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing voting power of the then outstanding voting securities of the Company greater than the voting power of the Port Group; or

(ii)	there is a merger, consolidation or reorganization involving the Company, or any direct or indirect subsidiary of the Company, unless:
(A)

the stockholders of the Company immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent(50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of the Company immediately before such merger, consolidation or reorganization; and

(B)

the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof);and

(C)

no “person” or “group” of “persons” as defined above, other than the Port Group, is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or parent thereof); or

(iii)	there is a sale or other disposition of all or substantially all of the assets of the Company to an entity other than an entity:
(A)

of which at least fifty percent (50%) of the combined voting power of the outstanding voting securities are owned, directly or indirectly, by stockholders of the Company insubstantially the same proportion as their then current ownership of the voting securities of the Company; and

(B)

of which a majority of the board of directors is comprised of the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such sale or disposition; and

(C)

of which no “person” or “group” of “persons” as defined above, other than the Port Group, is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or parent thereof); or

(iv)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by Company stockholders, was approved by a vote of at least four-fifths (4/5) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

8.	Protection of Company Assets.

(a)       Non-Competition. Executive expressly agrees that, during the Restriction Period, in the United States, Canada and Mexico, he shall not, directly or indirectly, as an owner, officer, director, employee, agent, advisor, financier, or in any other form or capacity, on behalf of himself or any other person, firm or other business entity, engage in or be concerned with any Competitive Products, Systems and Services, or any other duties or pursuits for monetary gain which, in the sole judgment of the Company, interfere with or restrict Executive’s activities on behalf of the Lawson Entities or constitute competition with the Lawson Entities. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, provided that Executive does not own more than a one percent (1%) interest therein.

(b)       Confidentiality. Executive hereby acknowledges that, during the course of Executive’s employment, Executive has and will learn or develop Confidential Information in trust and confidence. Executive agrees to use the Confidential Information solely for the purpose of performing his duties hereunder and not for his own private use or commercial purposes. Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in discharge of Executive’s duties, will cause the Lawson Entities irreparable harm. Executive shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any unauthorized person or entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without the Company’s prior written consent, during the term of employment or thereafter, for as long as such Confidential Information remains confidential. Executive further acknowledges that the Lawson Entities operate and compete internationally and that the Lawson Entities will be harmed by the unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

(c)       Non-Solicitation. During the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, or other entity, solicit, induce or encourage any person to leave her/his employment, agency or office with the Lawson Entities. During the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm or other entity, hire or retain or participate in hiring or retaining any person who then is an employee of or agent for the Lawson Entities or any person who has been an employee of or agent for the Lawson Entities at any time in the ninety (90) days prior to termination of Executive’s employment, unless the Company is informed and gives its approval in writing prior to the hiring or retention.

Given Executive’s office and his participation in the development, sales, marketing and servicing of the Lawson Entities’ Products, Systems and Services, Executive acknowledges that Executive has and will learn or develop Confidential Information relating to the development, sales, marketing or provision of the Lawson Entities’ Products, Systems and Services, and the Lawson Entities’ customers and prospective customers. Executive further acknowledges that the Lawson Entities’ relationships with its customers are extremely valuable to it, are generally the result of substantial time and effort devoted by the Lawson Entities, and tend to be near permanent. Therefore, during the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, or other entity, solicit or sell, attempt to sell, or supervise, participate in, or assist the sale or solicitation of Competitive Products and Systems to any person, firm or other entity to which the Lawson Entities sold any of Lawson Entities’ Products, Systems and Services during the last two (2) years of Executive’s employment with the Company prior to the effective date of termination. However, this Section 8(c) shall not prohibit the solicitation of any actual or potential customer of the Lawson Entities which does not fall within the preceding description. This Section 8(c) is independent of the obligations of confidentiality under this Agreement and the non-compete provisions of this Agreement.

(d)       Return of Property. All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to the Lawson Entities’ business which are or were created, developed, generated or held by Executive during employment, whether containing or relating to Confidential Information or not, are the property of the Lawson Entities and shall be promptly delivered to the Company upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property, including but not limited to, Confidential Information, or reproductions or copies thereof, or any apparatus containing any such property or Confidential Information, from Company’s premises without prior written authorization from the Company, other than in the normal execution of Executive’s duties.

(e)       Assignment of Intellectual Property Rights. Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright arid business plans or systems developed, authored or conceived by Executive, whether alone or jointly, while employed by and relating to the business of the Lawson Entities. Executive agrees to cooperate with the Company to perfect ownership rights thereof in the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Confidential Information was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates to the business of the Lawson Entities or to actual or anticipated research or development of the Lawson Entities; or (2) the invention results from any work performed by Executive for the Lawson Entities.

(f)        Unfair Trade Practices. During the term of this Agreement and at all times thereafter, Executive shall not, directly or indirectly, engage in or assist others in engaging in any unfair trade practices with respect to the Lawson Entities.

(g)       Remedies. Executive acknowledges that failure to comply with the terms of this Section 8 of the Agreement will cause irreparable loss and damage to Company. Therefore, Executive agrees that, in addition and cumulative to any other remedies at law or equity available to the Company for Executive’s breach or threatened breach of this Agreement, the Company is entitled to specific performance or injunctive relief against Executive to prevent such damage or breach, and a temporary restraining order and preliminary injunction may be granted to the Company for this purpose immediately at its request upon commencement of any suit, without prior notice and without posting any bond. The existence of any claim or cause of action Executive may have against the Company will not constitute a defense thereto. In addition, the Company will be relieved of any obligation to provide to Executive any and all termination payments and benefits (excepting Accrued Compensation) which would otherwise occur, be continued, or become due and payable under this Agreement following such breach or threatened breach, except that such payments and benefits shall accrue during the period of alleged threatened breach or alleged breach and shall be due and payable to Executive immediately upon either (a) a determination by the Company or arbitrator or court, or (b) agreement of the parties, that Executive was not in breach. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto must post a bond or other security to seek an injunction. In the event that a court of competent jurisdiction declares that any of the remedies outlined in this Section 8(g) are unavailable as a matter of law, the remainder of the remedies outlined in this Section 8(g) shall remain available to the Company.

(h)       Enforceability. If any of the provisions of this Section 8 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(i)        Sufficiency of Consideration. Executive acknowledges that the consideration that Executive will receive pursuant to this Agreement serves as sufficient consideration for Executive’s promises to abide by the restrictive covenants set forth in Section 8 of this Agreement.

9.	Governing Law and Disputes.

(a)       This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflict of law principles.

(b)       The Company and Executive agree to attempt to resolve any employment related dispute between them quickly and fairly, and in good faith. Should such a dispute remain unresolved, the Company and Executive irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States located in Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. The Company and Executive irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of Illinois or of the United States located in Chicago, Illinois.

10.       Cooperation After Termination of Agreement. Following termination of this Agreement, regardless of the reason for termination, Executive will reasonably cooperate with the Company in the prosecution or defense of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. Executive acknowledges that in light of his position as Chief Executive Officer of the Company, he is in the possession of confidential information that may be privileged under the attorney-client and/or work product privileges. Executive agrees to maintain the confidences and privileges of the Company and acknowledges that any such confidences and privileges belong solely to the Company and can only be waived by the Company, not Executive. In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company, Executive agrees that: (a) he will promptly notify the Company of any subpoena, summons or other request to testify or to provide information of any kind no later than three days after receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (b) he will cooperate with the Company with respect to such subpoena, summons or request for information; (c) he will not voluntarily provide any testimony or information without permission of the Company unless otherwise required by law; and (d) he will permit the Company to be represented by an attorney of the Company’s choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company, unless otherwise required by law. The parties agree that the Company shall be responsible for all reasonable expenses of Executive incurred in connection with the fulfillment of Executive’s obligations under this Section 10. The parties agree and acknowledge that nothing in this Section 10 is meant to preclude Executive from fully and truthfully cooperating with any government investigation.

11.	Miscellaneous.

(a)       Superseding Effect. The Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings, and expresses the entire agreement between the parties with respect to Executive’s employment by the Company, provided, however, the terms of any Benefit Plans will remain applicable to the particular Benefit Plan, except as expressly modified herein. All such other negotiations, commitments, agreements, and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder. The parties agree and acknowledge that the definitions of terms applicable to this Agreement may be different than the definitions of those same terms in Benefit Plans and may result in seemingly contradictory results. For example, a change in control under this Agreement may not constitute a change in control under the CAP. The parties agree and acknowledge that such seemingly contradictory results are intended, and that this Agreement shall be governed solely by the terms and definitions set forth herein and that the Benefit Plans shall be governed solely by the terms and definitions set forth in the Benefit Plans, except as expressly modified herein.

(b)       Amendment and Modification. Except as provided in Section 11(c), neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(c)       Section 409A. It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement or any Benefit Plans be deferred until Executive actually receives such payment to the extent Code Section 409A applies to such payments. Therefore, if any provision of this Agreement or any Benefit Plans is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement and any Benefit Plans, to the extent permitted by law and deemed advisable by the Company, do not trigger taxes and other penalties under Code Section 409A. In the event that, despite the parties’ intentions, any amount hereunder becomes taxable prior to the date that it would otherwise be paid, the Company shall pay to the Executive (which payment may be made in whole or in part by way of direct remittance to appropriate tax authorities) the portion of such amount needed to pay applicable income and excise taxes and any interest or other penalties on such amounts. Any remaining portion of such amount shall be paid to Executive at the time otherwise specified in this Agreement, subject to Section 5(g). Nothing in this Section 11(c) increases the Company’s obligations to Executive under this Agreement or any Benefit Plans. Executive remains solely liable for any taxes, including but not limited to any penalties or interests due to Section 409A or otherwise, on the payments made hereunder or under any

Benefit Plans. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement or any Benefit Plans.

(d)       Parachute Payments. Notwithstanding anything to the contrary herein or in any Benefit Plan, in the event it shall be determined that any monetary amounts or benefits due or payable by the Company to Executive (whether paid or payable, or due or distributed) are or will become subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively “Excise Taxes”), then the amounts or benefits otherwise due or payable to Executive pursuant to this Agreement or any Benefit Plans shall be reduced to the extent necessary so that no portion of such amounts or benefits shall be subject to the Excise Taxes, but only if (i) the net amount of such amounts and benefits, as so reduced (and after the imposition of the total amount of taxes under federal, state and local law on such amounts and benefits), is greater than (ii) the excess of (A) the net amount of such amounts and benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) over (B) the amount of Excise Taxes to which Executive would be subject on such unreduced amounts and benefits.

If it is determined that Excise Taxes will or might be imposed on Executive in the absence of such reduction, the Company and Executive shall make good faith efforts to seek to identify and pursue reasonable action to avoid or reduce the amount of Excise Taxes, provided, however, that this sentence shall not be construed to require Executive to accept any further reduction in the amount or benefits that would be payable to him in the absence of this sentence. The provisions of this Section 11(d) shall override and control any inconsistent provision in the Lawson Products, Inc. Long-Term Capital Accumulation Plan.

All determinations required to be made under this Section 11(d), including whether reduction is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the “Accounting Firm”), in consultation with tax counsel reasonably acceptable to Executive. In the event that such Accounting Firm is serving as accountant or auditor for the individual, entity or group acting as the acquirer in a Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to herein as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax under Section 4999 of the Code is payable by Executive the Company shall request that the Accounting Firm furnish Executive with written guidance that failure to report such excise tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.

(e)       Withholding. The Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law.

(f)        Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(g)       Binding and Assignment. The Agreement is binding upon and shall inure to the benefit of Executive’s heirs, executors, administrators or other legal representatives, and upon the successors of, or any Company into which, the Company merges or consolidates. The Company shall assign or otherwise transfer this Agreement and all of its rights, duties, obligations, or interests under it to any successor to all or a material part of the business of the Company. Upon such assignment or transfer, any such business entity will be deemed to be substituted for the Company for all purposes. Executive may not assign or delegate the obligations of Executive under this Agreement.

(h)       Interpretation. This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

(i)        Executive Acknowledgment. Executive acknowledges that Executive has read and understands this Agreement and is entering into this Agreement knowingly and voluntarily.

(j)        Continuing Obligations. Notwithstanding the termination of Executive’s employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Sections 5, 6, 8, 9, and 10, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Agreement, will survive the termination or expiration of this Agreement and remain in full force and effect for the applicable periods.

(k)       Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)      Notice. Any notice by any party to the other party must be mailed by registered or certified mail, postage prepaid, to the address specified below, or to any change of address indicated by either party upon receipt of written notice of same:

Thomas Neri

At the address on file with the Company

Lawson Products, Inc.

1666 East Touhy Avenue

Des Plaines, IL 60018

Attention: Corporate Secretary

Fax: 847-296-1949

Notice will be deemed received on the third business day following the day on which it was mailed, postage prepaid.

[SIGNATURE LINES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE:

/s/ Thomas Neri

Thomas Neri

Date: 10/10/07

LAWSON PRODUCTS, INC.

By: /s/ Lee Hillman

Lee Hillman, Chairman,

Compensation Committee of the

Board of Directors of Lawson Products, Inc.

Date: 10/1/07